Ex-Filing Fees

CALCULATION OF FILING FEE TABLES

S-3

AETHLON MEDICAL, INC.

Table 1: Newly Registered and Carry Forward Securities

Line Item Type	Security Type	Security Class Title	Notes	Fee Calculation Rule	Amount Registered	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee

Newly Registered Securities
Fees to be Paid	Equity	Common Stock, $0.001 par value per share	(1)	457(o)		$	$15,000,000.00	0.0001381	$2,071.50

Total Offering Amounts:							$15,000,000.00		2,071.50
Total Fees Previously Paid:
Total Fee Offsets:									0.00
Net Fee Due:									$2,071.50

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Offering Note(s)

(1)	Estimated solely for the purpose of computing the registration fee in accordance with Rule 457(o) under the Securities Act of 1933, as amended, based on an estimate of the proposed maximum offering price. The proposed maximum aggregate offering price per unit will be determined from time to time by the registrant in connection with the issuance by the registrant of the securities registered hereunder and is not specified as to each class of security pursuant to Instruction 2.A.iii.b of Item 16(b) of Form S-3 under the Securities Act.

Pursuant to Rule 416 under the Securities Act, the shares registered hereby also include an indeterminate number of additional shares of common stock as may from time to time become issuable by reason of stock splits, distributions, recapitalizations or other similar transactions.

The amount to be registered consists of up to $15,000,000 of an indeterminate amount of common stock.